Exhibit 99.1

Illumina Reports Financial Results for Third Quarter 2003; Revenue Increases 176% over Third Quarter 2002

    SAN DIEGO--(BUSINESS WIRE)--Oct. 16, 2003--Illumina, Inc. (NASDAQ:
ILMN) announced today its financial results for the third quarter and nine-month period ended September 28, 2003.
    For the quarter ended September 28, 2003, the Company reported revenue of $8.2 million, a 176% increase compared to revenue of $3.0 million in the third quarter of 2002. Revenue for the nine-month period ended September 28, 2003 was $17.3 million, a 181% increase compared to revenue of $6.2 million for the same nine-month period in 2002. For the quarter ended September 28, 2003, the Company reported a net loss of $5.5 million, or $0.17 per share, compared to a net loss of $7.6 million, or $0.24 per share, in the second quarter of 2002. Net loss for the nine-month period ended September 28, 2003 was $23.1 million, or $0.72 per share, compared to a net loss of $32.7 million, or $1.06 per share, for the same nine-month period in 2002. Cash and investments at September 28, 2003 totaled $51.2 million.
    During the quarter, Illumina completed installation of two production-scale SNP genotyping BeadLabs. The first, located at Johns Hopkins University, is supporting linkage and fine-mapping studies to help researchers better understand the role of genetic variation in disease susceptibility. The BeadLab will also be used by the Center for Inherited Disease Research (CIDR), a federally funded organization based at the University.
    A second BeadLab was installed at the Whitehead Institute/MIT Center for Genome Research, where it will help support HapMap Project work and other large-scale genotyping projects. Illumina's SNP genotyping solution is intended to be an important technology platform for the new Eli and Edythe L. Broad Institute, a collaboration of MIT, Harvard University, the Whitehead Institute and Harvard Hospitals. The Broad Institute Director, Eric Lander Ph.D., characterized Illumina's BeadLab as "the type of technology needed to accelerate our understanding of disease etiology and apply this understanding to clinical medicine."
    Commenting on the quarter's results, Jay Flatley, Illumina President and CEO, stated, "Illumina's third quarter represents an important inflection point in our Company's growth plan. As a result of our four BeadLab installations so far this year, we are beginning to see a significant level of consumable sales added to our revenue base. Even more important, there is a growing body of experimental experience that is showing the superiority of BeadArray(TM) technology over competing approaches for large-scale DNA analysis. In addition, we believe we continue to gain market share in our oligo business and sales volumes this quarter increased nearly 50% over last year's comparable quarter. Finally, this quarter saw the introduction of our BeadArray technology into a second major market with the launch of a new gene expression product line. We are very proud of the progress Illumina has made this year and we expect to see another good performance in the fourth quarter."
    In mid-September Illumina implemented the next step in its commercialization strategy, launching a flexible product line for gene expression profiling on focused sets of genes. Illumina's new expression program enables researchers to order standard, partial custom, or fully customized gene content and to deploy that content interchangeably between two-different Sentrix multi-array platforms: the Array Matrix, which can process 96 samples in parallel, and the BeadChip, which can process eight samples at a time.
    "We're pleased by the positive feedback we are receiving from our growing customer base," Flatley said. "By delivering high sample throughput, accurate results, and significantly lower costs to the field of large-scale genetic analysis, Illumina is helping life scientists discover and ultimately address the molecular basis of many diseases."
    During the quarter, the Company introduced a new version of the Sentrix Array Matrix, enhancing multiplexing from 1152 data points per array to 1536 per array. Over 30% more data can now be generated per array bundle, lowering the cost per genotype to the customer by a proportional amount. "This scale-up in multiplex levels is consistent with our goal of continuing to lower the cost of large-scale genotyping," Flatley asserted.
    Research and development expense for the third quarter ending September 28, 2003 was $5.1 million as compared to $6.4 million for the same period in 2002. In 2002, Illumina made substantial investments for the continued development of its BeadArray technology for both the SNP genotyping and gene expression product lines, which were not necessary in 2003 as a result of the commercial launch of these products. In addition, the decrease in 2003 research and development expense reflects the financial benefits of a higher amount of manufacturing expense being absorbed by commercial product sales rather than by research activities as occurred in the prior year.
    Selling, general and administrative expenses for the third quarter of 2003 were $5.1 million compared to $2.4 million in the same period of 2002. This increase is due to the build-out of Illumina's sales and marketing infrastructure, both domestic and international, to support the commercial launch of the company's first set of products, as well as higher legal expenses.

    Other Quarterly News and Highlights

    -- Year to date, Illumina has signed 16 genotyping service agreements against a fiscal year milestone of 15 such contracts.

    -- Illumina has completed installation of four BeadLabs as of the end of the third quarter and installation of the fifth was completed in early October.

    -- Illumina implemented new Oligator(R) manufacturing and software enhancements, further improving product quality, production rate and enabling improved pricing for larger customers.

    -- The U.S. Patent and Trade Office awarded one new patent to Illumina, bringing our total to 29 issued or allowed and 60 pending.

    A Look Ahead

    "One of our key objectives is to enable broad access to the benefits of BeadArray technology," Flatley commented further. "Over time we plan to develop and launch complementary product offerings that will put our genotyping solutions in the hands of individual labs and core facilities. We will also continue the development of multiple array formats and high-value content in the two application areas that we now serve," concluded Flatley.
    A significant portion of Illumina's current revenue is derived from large, individual transactions such as the sale of production genotyping systems or genotyping services contracts. In addition, uncertain spending patterns in our markets could affect demand for some of Illumina's products over the coming quarters. Given the difficulty in predicting the timing and magnitude of sales for Illumina's product offerings, the Company may experience quarter-to-quarter fluctuations in revenue during the year, including the potential for an occasional sequential revenue decline.
    Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function. The Company's proprietary BeadArray technology -- now used in leading genomics centers around the world -- provides the throughput, cost effectiveness and flexibility necessary to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will help pave the way to personalized medicine by correlating genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this release contains forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in any forward-looking statements are Illumina's ability to fully develop and commercialize its BeadArray technologies, the costs and outcome of Illumina's litigation with Applied Biosystems, the Company's ability to successfully commercialize its offerings for high-throughput SNP genotyping and gene expression, to continue to attract and retain customers, to manufacture robust Sentrix arrays for product sale, and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.


                            ILLUMINA, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands except per share amounts)
                              (Unaudited)

                              Three months ended   Nine months ended
                                Sept.     Sept.      Sept.     Sept.
                                 28,       29,        28,       29,
                                2003      2002       2003      2002
Revenue:
    Product                    $6,491    $1,273    $10,625    $2,870
    Service                     1,061     1,121      4,390     1,220
    Research                      697       591      2,279     2,064
          Total revenue         8,249     2,985     17,294     6,154

Costs and expenses:
    Cost of revenue             2,681       965      6,617     1,900
    Research and
     development                5,114     6,405     17,058    20,519
    Selling, general and
     administrative             5,096     2,426     13,816     6,349
    Amortization of deferred
     compensation and other
     non-cash compensation
     charges                      511     1,045      2,060     3,402
    Litigation judgment           189       160        567     7,860
          Total costs and
           expenses            13,591    11,001     40,118    40,030

Loss from operations           (5,342)   (8,016)   (22,824)  (33,876)

Interest income, net             (169)      414       (239)    1,161

Net loss                      $(5,511)  $(7,602)  $(23,063) $(32,715)

Net loss per share, basic
 and diluted                   $(0.17)   $(0.24)    $(0.72)   $(1.06)

Shares used in calculating
 net loss per share, basic
 and diluted                   32,055    31,071     31,814    30,752



                            ILLUMINA, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                  Sept.      Dec.
                                                   28,        29,
                                                  2003       2002
                                             (unaudited)    (Note)
ASSETS
Current assets:
    Cash and investments                        $51,208    $66,294
    Other current assets                          7,305      6,525
        Total current assets                     58,513     72,819
Property and equipment, net                      46,743     48,279
Intangible and other assets, net                  1,020        808
        Total assets                           $106,276   $121,906

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                             $20,127    $14,297
Long-term debt and liabilities                   35,090     35,865
Stockholders' equity                             51,059     71,744
        Total liabilities and stockholders'
         equity                                $106,276   $121,906

Note: The Balance Sheet at December 29, 2002 has been derived from the audited financial statements as of that date.

    CONTACT: Illumina, Inc.
             Jay Flatley, 858-202-4501
             jflatley@illumina.com
                or
             Timothy Kish, 858-202-4508
             tkish@illumina.com